Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 33-60826, No. 33-60824, No. 33-81602, No. 33-81600, No. 33-87972, No. 333-30181, No. 333-80681, No. 333-60293, No. 333-66254, No. 333-97019, No. 333-107581, and No. 333-116951 on Form S-8, and in Registration Statements No. 333-107986 and No. 333-131307 on Form S-3 of our reports dated March 8, 2006, relating to the financial statements of Vical Incorporated and management’s report on the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of Vical Incorporated for the year ended December 31, 2005.

/s/    DELOITTE & TOUCHE LLP

San Diego, California

March 8, 2006